                                                                   EXHIBIT 10.31









                AMENDED AND RESTATED GLOBAL OPERATING AGREEMENT



                                by and between



                     GENERAL ELECTRIC CAPITAL CORPORATION

                                      and

                          DANKA BUSINESS SYSTEMS PLC


                        Effective as of March 31, 2000

                               TABLE OF CONTENTS

                                                                         Page
Article I     Programs; Executive Committee............................  1
        1.1   Programs.................................................  1
        1.2   Standard of Review.......................................  3
        1.3   Executive Committee - Size and Composition...............  4
        1.4   Executive Committee Meetings.............................  4
        1.5   Quorum; Manner of Acting.................................  5
        1.6   Authority of the Executive Committee.....................  5
        1.7   Syndication..............................................  6
        1.8   Cessation of Exempt Lease Financings.....................  6
Article II    Business Relationship Manager............................  7
        2.1   Business Relationship Manager............................  7
Article III   Relationship Matters; Use of Danka Name..................  7
        3.1   Other Activities.........................................  7
        3.2   Mood and Manner..........................................  8
        3.3   Compliance Procedures....................................  8
        3.4   Use of Danka Name........................................  8
Article IV    Representations, Warranties, Covenants and Indemnities...  8
        4.1   Representations, Warranties and Covenants of Danka.......  8
        4.2   Representations, Warranties and Covenants of GE Capital.. 10
        4.3   Danka Indemnities........................................ 11
        4.4   GE Capital Indemnities................................... 11
        4.5   Indemnification Procedures............................... 12
Article V     Affiliate Obligations.................................... 13
        5.1   Affiliate Obligations.................................... 13
Article VI    Additional Matters....................................... 14
        6.1   Confidentiality.......................................... 14
        6.2   Business Practices....................................... 14
        6.3   Modification of Net Worth Test........................... 15
        6.4   Change in Control........................................ 15
        6.5   Material Change/Change Event............................. 15
Article VII   Term and Termination..................................... 16
        7.1   Term..................................................... 16
        7.2   Alliance................................................. 17
        7.3   Acquisition by GE Capital of Danka Competitor............ 17
        7.4   Termination.............................................. 18
        7.5   Effect of Termination; Termination Fee................... 19


Article VIII  Volume Payments..........................................  20
        8.1   Target Volume............................................  20
        8.2   Trigger Payments.........................................  20
        8.3   Volume-To-Date...........................................  22
Article IX    Miscellaneous............................................  22
        9.1   Assignment of Rights.....................................  22
        9.2   Headings.................................................  22
        9.3   Entire Agreement.........................................  22
        9.4   No Waiver................................................  23
        9.5   Non-Business Days........................................  23
        9.6   Governing Law............................................  23
        9.7   WAIVER OF JURY TRIAL.....................................  23
        9.8   Notices..................................................  23
        9.9   Severability.............................................  24
       9.10   Reciprocal Obligations...................................  24
       9.11   Counterparts.............................................  25
       9.12   Binding Agreement........................................  25
       9.13   No Partnership...........................................  25
       9.14   Expenses.................................................  25
       9.15   Limitation on Damages....................................  25
       9.16   Interpretation of Terms..................................  25


                           SCHEDULES AND APPENDICES

Appendix I - Definitions


Schedule 1.1 - Programs


Schedule 1.3(b) - Initial Members of the Executive Committee


Schedule 1.8 - Continuing Exempt Leases


Schedule 9.1 - Prohibited Transferees


Schedule X - Consolidated Net Worth


Schedule Y - Illustrative Example of Calculation of Adjusted Target Volume

                AMENDED AND RESTATED GLOBAL OPERATING AGREEMENT

          THIS AMENDED AND RESTATED GLOBAL OPERATING AGREEMENT dated effective as of March 31, 2000 is by and between GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation with a business address at 10 Riverview Drive, Danbury, CT 06810 ("GE Capital") and DANKA BUSINESS SYSTEMS PLC, a public limited company organized under the laws of England and Wales with a business address at Masters House, 107 Hammersmith Road, London, England W140QH ("Danka"). Unless otherwise defined herein, all capitalized terms are defined in Appendix I hereof.

                                    RECITALS

          Danka and GE Capital previously entered into that certain Global Operating Agreement dated December 22, 1997 (as amended, modified or supplemented prior to the date hereof, the "Global Operating Agreement") with the principal objective of providing financing to support sales of Equipment by Danka and its Affiliates;

          Pursuant to the Global Operating Agreement, Danka and GE Capital agreed upon the means and manner of achieving the foregoing and of allocating certain risks associated with the future operation of such financing programs, upon the terms and subject to the conditions set forth therein; and

          Danka and GE Capital desire to amend and restate the Global Operating Agreement to modify the terms and conditions upon which they shall seek to achieve their objective of providing financing to support sales of Equipment by Danka and its Affiliates.

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants contained herein and subject to the terms of that certain letter agreement dated March 31, 2000 among Danka, Danka Office Imaging Company and GE Capital, the parties hereby agree to amend and restate the Global Operating Agreement to read as follows:

                                   Article I
                         Programs; Executive Committee
                         -----------------------------

          1.1  Programs.

          (a) Danka and GE Capital acknowledge that, from time to time, the parties hereto and/or their respective Affiliates may enter into Programs to support sales of Equipment by Danka or its Affiliates. The terms and conditions of each Program shall be as set forth in the Principal Documents relating to such Program.

          (b) As of December 27, 1997, the parties hereto and certain of their respective Affiliates, among others, entered into a Program for Danka's United States-based Affiliates governed by the Principal Documents set forth on
Schedule 1.1 hereof and relating thereto (the "United States Program - Trust Structure"). As of the date hereof, Danka Office Imaging Company and GE Capital are entering into a Program providing for the origination of certain

Leases by GE Capital pursuant to the U.S. Direct Operating Agreement (the "United States Program - Direct Structure").

          (c) Danka shall have the option, subject to the conditions set forth in subsection (d) hereof, to reactivate the United States Program - Trust Structure effective as of April 1, 2001 or as of the first day of any fiscal year of Danka to occur after April 1, 2001 but prior to the termination of this Agreement (a "Fiscal Year Start Date") and, subject to the terms and conditions set forth in the Principal Documents relating thereto, the Program Affiliates that are parties to such Principal Documents may enter into Leases, fund Equipment acquisitions or otherwise provide Equipment financing in accordance therewith. No election by Danka to reactivate the United States Program - Trust Structure shall be effective prior to April 1, 2001.

          (d) Effective as of April 1, 2001 and each Fiscal Year Start Date to occur thereafter, Danka shall have the option to switch from the U.S. Program that is then in effect and to reactivate the other U.S. Program in the event that each of the following conditions is satisfied:

               (i) Danka delivers a written notice to GE Capital in accordance with the terms of this Agreement no more than one hundred twenty (120) days and no less than ninety (90) days prior to, as applicable, April 1, 2001 or the applicable Fiscal Year Start Date, stating that it is exercising its option under subsection (c) or (d) hereof effective as of, as applicable, April 1, 2001 or such Fiscal Year Start Date and certifying as of the date of such notice that no Prohibition Event has occurred and is continuing with respect to such U.S. Program;

               (ii) no Prohibition Event with respect to such U.S. Program shall have occurred and be continuing as of, as applicable, April 1, 2001 or such Fiscal Year Start Date;

               (iii) no Danka Event of Default or Danka Termination Event shall have occurred and be continuing as of, as applicable, April 1, 2001 or such Fiscal Year Start Date; and

               (iv) no Event of Default or Danka Event of Default (as each such term is defined in any of the Principal Documents relating to either of the U.S. Programs) under any Principal Document relating to either of the U.S. Programs shall have occurred and be continuing with respect to either U.S. Program as of, as applicable, April 1, 2001 or such Fiscal Year Start Date.

          (e) Danka and GE Capital, on behalf of themselves and their respective Affiliates, hereby agree that (i) except to the extent provided in subsection
(f) below, during any period when a U.S. Program is not active, neither GE Capital nor any Program Affiliates shall have any obligation to (A) enter into, purchase or otherwise acquire any Lease from, (B) purchase or otherwise acquire any Equipment from or (C) otherwise finance any Equipment sold, leased or distributed by, Danka or any of its Affiliates, in any case, pursuant to such inactive U.S. Program and (ii) all of the terms and conditions of the Principal Documents related to such inactive U.S. Program shall continue in full force and effect including, without limitation, as they relate to the Leases outstanding thereunder, until they are terminated in accordance with their terms or as otherwise agreed by the parties thereto. By way of clarification and not by way of limitation, Danka and GE Capital, on behalf of themselves and their respective Affiliates, agree that, except to the extent provided in subsection (f) below, neither GE Capital nor any of its Program Affiliates shall have any obligation to take any of the actions described in clause (i) of this subsection (e) pursuant to, or in connection with, the United States Program - Trust Structure from the date of this Agreement until the date, if any, that such Program is reactivated pursuant to subsection (c) or (d) hereof.

          (f) Notwithstanding subsection (e) hereof, during any period that a U.S. Program is not active, Danka and GE Capital agree that, subject to all of the terms and conditions of the Principal Documents that relate to such inactive U.S. Program, Danka shall be entitled to submit prospective Financings of Leases and Equipment to GE Capital (or the applicable Program Affiliate) for consideration to be included under such U.S. Program, if, at the time such prospective Financing is submitted by Danka or its Affiliates to GE Capital (or the applicable Program Affiliate):

               (i) the Equipment that is the subject of such prospective Financing is an add-on or upgrade to Equipment that is presently financed pursuant to a Lease that was entered into pursuant to such inactive U.S. Program;

               (ii) such prospective Financing would be a "lease schedule" entered into pursuant to the terms of a "master lease" that was Financed pursuant to such inactive U.S. Program; or

               (iii) the Customer under such prospective Financing is already the lessee or obligor under a Lease that was entered into pursuant to such inactive U.S. Program and has requested "summary" billing or that all rental and other charges associated with the Equipment it owns or uses pursuant to any Lease be billed to it on a consolidated basis; or

               (iv) GE Capital and Danka mutually agree thereto.

          (g) Danka and GE Capital agree to explore in good faith the creation of Programs relating to jurisdictions outside of the United States on terms and conditions similar to those in the U.S. Programs adjusted to reflect, among other things, local laws and regulations, local customs, local costs and taxes, and the interest of the parties hereto. To the extent that Danka and GE Capital, and/or their respective Affiliates, shall hereafter enter into any such additional Programs, Schedule 1.1 shall be amended to refer to such Programs and to specify the Principal Documents, Program Affiliates and any Incentive Management Payment Provisions relating to such Programs.

          1.2 Standard of Review. Proposed Financings of Leases and Exempt Leases and Equipment shall be subject to review and approval by GE Capital VFS or the applicable Program Affiliate in its sole discretion, provided that, GE Capital shall, or shall cause its applicable Program Affiliates to, conduct the credit review and credit decision process with respect to any such proposed Financing utilizing standards no less favorable to Danka than GE

Capital VFS and its applicable Program Affiliates at the time use to evaluate other proposed Financings with similar terms, equipment, structure, rates, profitability (taking into account, for proposed financings through a Program, the terms of such Program), size, customer risk profile, jurisdiction where the Customer and Equipment is located and Vendor Risk.

          1.3  Executive Committee - Size and Composition.

          (a) GE Capital and Danka hereby establish an executive committee (the "Executive Committee") to monitor and review the operation and administration of the Programs and oversee the relationship of the parties pursuant to the Principal Documents related thereto. The Executive Committee shall consist of six (6) voting members, three (3) of whom are designees of Danka (collectively, the "Danka Designees") and three (3) of whom are designees of GE Capital (collectively, the "GE Capital Designees"). Unless otherwise determined by the Executive Committee, the chairperson of the Executive Committee shall be a GE Capital Designee.

          (b) The Danka Designees shall be employees of Danka Office Imaging Company familiar with the Equipment and Danka's plans with respect thereto. The GE Capital Designees shall be employees of GE Capital VFS familiar with the credit markets and financings of equipment and financial services generally. The initial members of the Executive Committee are listed on Schedule 1.3 hereof. At any time, either party may replace one (1) or more of its designees to the Executive Committee by notifying the other party in writing of the replacement member or members. Promptly following the death, resignation or inability to serve of any member of the Executive Committee, the party that originally appointed such member shall appoint a replacement, which appointment shall be effective upon written notice thereof to the other party hereto.

          (c) Without limiting the provisions of Section 1.6 hereof, the chairperson of the Executive Committee shall, after due consultation with the other members of the Executive Committee, be responsible for establishing agendas for, and conducting meetings of, the Executive Committee. The chairperson of the Executive Committee shall include on the agenda for any meeting of the Executive Committee any item requested to be included thereon by an Executive Committee member.

          1.4       Executive Committee Meetings.

          (a) Meetings of the Executive Committee shall be held at such times as the Executive Committee may determine but in any event no less frequently than once each calendar quarter. Notwithstanding the foregoing, any member of the Executive Committee may call a meeting of the Executive Committee at any other time during the Term of this Agreement to act on any matter referred to in
Section 1.6 hereof by delivery of the notice referred to in subsection (b) hereof. The location of meetings of the Executive Committee shall alternate between Danka Office Imaging Company's headquarters in St. Petersburg, Florida and GE Capital VFS's headquarters in Danbury, Connecticut or at such other place or places as the Executive Committee may from time to time determine.

          (b) Notice of all meetings of the Executive Committee shall be sent by the chairperson or any other member of the Executive Committee to each member of the Executive Committee, addressed to such member at such member's usual place of business, by telecopy, express mail or recognized overnight courier, or be delivered personally or by telephone, not later than the fifth Business Day before the day on which such meeting is to be held. Such notice shall state the place, date and hour of the meeting and the purpose or purposes for which it is called (including, without limitation, the matter(s), if any, to be voted upon by the Executive Committee at such meeting). Any requirements of furnishing such a notice may be waived by any member who signs a waiver of notice before or after the meeting. Attendance of at least one (1) Danka Designee and one (1) GE Capital Designee at a meeting shall constitute a waiver of notice of such meeting by all members of the Executive Committee.

          (c) Members of the Executive Committee may participate in a meeting of the Executive Committee using a conference telephone or similar communication equipment so that all persons participating in the meeting can hear and address each other. Participation in a meeting pursuant to this subsection (c) shall constitute attendance in person at such meeting.

          1.5  Quorum; Manner of Acting.

          (a) A quorum for the transaction of business at any Executive Committee meeting shall consist of one (1) Danka Designee and one (1) GE Capital Designee. In the absence of a quorum, the Executive Committee members present shall adjourn the meeting without the need for notice, other than announcement of such adjournment at the meeting. The affirmative vote of a majority of the members of the Executive Committee present (which majority, to be sufficient, must include the affirmative vote of at least one (1) Danka Designee and one (1) GE Capital Designee) at any meeting at which a quorum is present shall constitute an act of the Executive Committee.

          (b) The Executive Committee may act without a meeting if the action taken is approved in writing by at least one (1) GE Capital Designee and at least one (1) Danka Designee.

          (c) Any Executive Committee member may, at a meeting of the Executive Committee, call a matter to a vote of the Executive Committee.

          (d) If any GE Capital Designee or Danka Designee cannot attend a meeting of the Executive Committee, GE Capital or Danka Office Imaging Company, as the case may be, may appoint a substitute designee to attend such meeting, upon prior written notice to the other and the members of the Executive Committee (specifying the name of the substitute designee and the name of the Executive Committee designee being substituted for). Any such substitute designee shall be an employee of GE Capital VFS or Danka Office Imaging Company, as applicable, having the qualifications described in subsection 1.3(b) hereof and shall have the authority of any regularly appointed member of the Executive Committee.

          1.6 Authority of the Executive Committee. The authority, functions and duties of the Executive Committee shall consist solely of the following:

          (a) discuss the overall relationship between the parties and their respective Program Affiliates including, without limitation, service levels and volume of business;

          (b) review and provide GE Capital with non-binding recommendations for new financing products and modifications to existing financing products offered by GE Capital from time to time pursuant to the then-active Programs; provided, however, that, subject to any applicable terms contained in the Principal Documents relating to any U.S. Program, GE Capital shall be entitled, from time to time, to authorize and implement any new financing products and modifications to existing financing products without the requirement that the same shall have been recommended by the Executive Committee;

          (c) review from time to time any reports and calculations prepared pursuant to any of the Programs; and

          (d) review all operations of the Programs and make non-binding recommendations to GE Capital and Danka with respect to improvements to such operations or other matters relating to the Programs.

          1.7 Syndication. In connection with the mutual desire of Danka and GE Capital to promote financings of Equipment in order to support sales of Equipment by Danka and its Affiliates, GE Capital intends to use its commercially reasonable efforts to establish a process within GE Capital VFS for the syndication of Leases Financed pursuant to the United States Program -Direct Structure to third-party investors. As of the date of this Agreement, GE Capital expects that the syndication process will include (a) the establishment within GE Capital VFS of certain criteria for transactions eligible to be syndicated,
(b) the development of guidelines pursuant to which transactions that satisfy such criteria could be funded by GE Capital under the United States Program - Direct Structure pending the syndication of such Leases, (c) the identification of third parties to acquire such Leases and (d) discussion and agreement on the terms and conditions under which Danka, GE Capital and any applicable Program Affiliates and such third parties would engage in syndication transactions. The parties acknowledge and agree that it is not within GE Capital's control to cause any of these actions to take place or any of these events to occur and in the event GE Capital does not establish a process within GE Capital VFS for the syndication of Leases under the United States Program-Direct Structure to third-party investors, GE Capital shall not be deemed to have breached any obligation or duty to Danka under this Agreement or any Principal Document and it shall not constitute the basis of any GE Capital Event of Default.

          1.8 Cessation of Exempt Lease Financings. The parties hereto agree that (a) they do not intend that any Exempt Leases will be Financed by GE Capital or any of its Affiliates pursuant to the terms of that certain Operating Agreement dated as of January 29, 1999 between Danka Office Imaging Company and GE Capital (as amended by the Amendment Agreement dated December ___, 1999) after the date of this Agreement, (b) unless otherwise specifically agreed in writing by Danka and GE Capital, no Exempt Lease entered into after the date hereof shall be subject to the terms of such Operating Agreement and (c) such Operating Agreement shall continue in full force and effect with respect to the Exempt Leases set forth on Schedule 1.8 attached hereto until the expiration or earlier termination of such Exempt Leases.

                                  Article II
                         Business Relationship Manager
                         -----------------------------

     2.1 Business Relationship Manager. GE Capital shall designate a Business Relationship Manager as the primary management contact between GE Capital, on the one hand and Danka and its Affiliates, on the other hand. The Business Relationship Manager shall be charged with the regular and ongoing management of the relationship between the parties contemplated by this Agreement and the other Principal Documents and such further responsibilities as the parties hereto shall agree upon from time to time. The Business Relationship Manager shall have the following general responsibilities:

     (a) coordinate and facilitate day-to-day interactions between GE Capital and the Program Affiliates, on the one hand, and Danka and its Affiliates, on the other hand, with respect to the Programs;

     (b) receive and review information from Danka and its Affiliates with respect to product plans, sales projections and forecasts and marketing plans and strategies regarding Equipment and recommend appropriate strategies and actions to be taken by GE Capital to facilitate and promote the Programs and other financings contemplated by this Agreement;

     (c) receive and review information from GE Capital concerning credit markets, competitive financing products, marketing plans and strategies of GE Capital and recommend appropriate strategies and actions to be taken by Danka and its Affiliates, in each case, to facilitate and promote the Programs and other financings contemplated by this Agreement;

     (d) resolve disputes arising from the day-to-day operations of the Programs; and

     (e) review customer satisfaction surveys and complaints, identify areas requiring improvements and, by mutual agreement of GE Capital and any applicable Program Affiliate, on the one hand, and Danka and any of its applicable Affiliates, on the other hand, implement appropriate changes in the operation of the Programs.

                                  Article III
                    Relationship Matters; Use of Danka Name
                    ---------------------------------------

     3.1 Other Activities. It is understood that the parties hereto are engaged in other financing activities with third parties involving equipment similar to the Equipment that may be competitive with their activities contemplated by this Agreement. Nothing in this Agreement to the contrary shall be deemed to limit or restrict such other activities by the parties. Without limiting the generality of the foregoing, nothing to the contrary contained herein shall be construed to (a) restrict a prospective Customer's independent right to obtain financing for its acquisition of Equipment from a source other than GE Capital or any of its Program Affiliates or (b) restrict Danka or its Affiliates from arranging the financing of Equipment with a Person other than GE Capital or one of its Program Affiliates.

     3.2 Mood and Manner. Each of GE Capital and Danka recognizes that its contact with the public may reflect upon the other and therefore it will not cause any of its or of its respective Affiliates' employees to behave in a manner that would reflect poorly upon the good name and stature of the other and will instruct its respective employees of their obligations in this regard and will discipline any such employee who fails to comply with such instructions. With respect to the transactions contemplated by this Agreement (and except as may otherwise be provided in any of the Principal Documents), neither GE Capital nor Danka nor any of their respective Affiliates shall represent (and each will instruct its employees to refrain from representing) itself as an agent, partner, subsidiary or affiliate of the other.

     3.3 Compliance Procedures. Each of Danka, at Danka's expense, and GE Capital, at GE Capital's expense, shall and shall cause its respective Affiliates to adopt and implement policies and procedures designed to ensure compliance by their respective employees with Danka's and GE Capital's respective obligations under this Agreement, and shall periodically review and monitor such compliance.

     3.4 Use of Danka Name. Danka shall not, and shall not permit any of its Subsidiaries to, license, authorize or otherwise permit any Person to use, in the United States, the name "Danka Leasing Services" or any derivation of "Danka Leasing" in connection with any leasing or financing of any Equipment. In connection with the execution and delivery of the Principal Documents relating to the United States Program - Direct Structure, Danka and GE Capital will execute and deliver a Trademark License Agreement that will govern the use by GE Capital of the name "Danka Leasing Services." Subject to the terms of such Trademark License Agreement, Danka may withdraw or modify the terms on which GE Capital may use such name.

                                  Article IV
            Representations, Warranties, Covenants and Indemnities
            ------------------------------------------------------

     4.1 Representations, Warranties and Covenants of Danka. Danka hereby represents, warrants and covenants to GE Capital and its successors and permitted assigns, as of the date hereof and throughout the Term of this Agreement, that:

     (a) Danka (i) is a duly organized Person, validly existing and in good standing under the laws of its jurisdiction of organization other than in connection with a Permitted Reorganization, (ii) has all necessary power to own and lease its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or authorized to conduct business and is in good standing in all jurisdictions where it is necessary that it be so qualified to conduct its business, except where the failure to be so qualified would not have a material adverse effect on the assets, properties, business or condition (financial or otherwise) of Danka or on the ability of Danka or its Affiliates to perform their obligations under this Agreement and the other Principal Documents.

     (b) Danka has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all other documents to be executed and delivered by Danka pursuant hereto. This Agreement has been duly authorized by all necessary action on the part of Danka (including, without limitation, its shareholders).

     (c) This Agreement has been duly executed and delivered by Danka, and is the valid and binding obligation of Danka, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in equity or at law).

    (d) The execution, delivery and performance by Danka of this Agreement, and the compliance by Danka with the terms and provisions hereof, do not and will not conflict with or result in a breach of or a default under (with notice or lapse of time or both) any of the terms, conditions or provisions of (i) the constituent documents of Danka or any of its Affiliates, each as then in effect,
(ii) any judgment, order, injunction, decree or ruling of any Government Entity or any law, statute or regulation to which Danka or any of its Affiliates is subject, or (iii) any agreement, contract or commitment to which Danka or any of its Affiliates is a party or to which Danka or any of its Affiliates or their respective Property may be subject except to the extent that, in the case of this clause (iii), such conflicts, breaches or defaults would not, individually or in the aggregate, materially and adversely affect Danka or its business, assets, operations or condition, financial or otherwise, or materially and adversely affect its ability to perform its obligations under this Agreement.

     (e) No notices, reports or other filings are required to be made by Danka with, nor are any consents, licenses, permits, authorizations or approvals required to be obtained by Danka from, any Government Entity or any other Person in connection with the execution, delivery and performance of this Agreement or the consummation by Danka of the transactions contemplated hereby.

     (f) (i) Danka is, and from and after the date hereof will be, in material compliance with all laws enacted by and all regulations promulgated or issued by any Government Entity applicable to its business, (ii) Danka has had at all times all material permits, authorizations and approvals of each Government Entity required to conduct its business and has conducted its business and has owned and operated its Property at all times in material compliance with all laws enacted by or regulations promulgated or issued by any Government Entity and all such permits, authorizations and approvals and (iii) Danka has not received any notice of any final determination of any violation or any alleged violation (which is reasonably likely to be determined adversely to Danka) of any law or regulation (which violation has not been cured) from any Government Entity that, in the case of (A) a notice of a final determination or (B) a notice of an alleged violation that is reasonably likely to be adversely determined to Danka, would materially and adversely impair Danka's ability to perform its obligations hereunder nor, to Danka's knowledge, is any such notice pending or threatened.

     (g) There are no suits or proceedings pending or, to the knowledge of Danka, threatened by or before any Government Entity against or affecting Danka which are reasonably likely to be adversely determined and would, if adversely determined, materially and adversely impair Danka's ability to perform its obligations hereunder.

     (h) Promptly after filing or making publicly available any annual, semi-annual, quarterly or other financial statements and reports (together with all exhibits, schedules, annexes and attachments filed in connection therewith by Danka pursuant to the Securities

Exchange Act of 1934, as amended, or any rules or regulations promulgated thereunder), Danka shall deliver true and correct copies of all such financial statements and reports to GE Capital or, in the event that Danka shall cease to file, make publicly available or be required to file or make publicly available such financial statements and reports, the practical equivalents thereof (at the same times as would otherwise apply with respect to Danka's filing of such financial statements and reports). Promptly after the execution and delivery by Danka of any agreement, document or instrument containing the terms and conditions of any Senior Financing Facility including, without limitation, (i) any such agreements, documents or instruments purportedly granting, creating or perfecting a lien, security interest, encumbrance, preference, priority or charge on any Property of Danka or any of its Affiliates and (ii) any renewal, replacement, refinancing or extension, in whole or in part, of the Senior Financing Facility described in clause (i) of the definition of Senior Financing Facility (together with (A) all exhibits, schedules, annexes and attachments referred to or otherwise incorporated therein and (B) all amendments, modifications or supplements thereto), Danka shall deliver true and correct copies of all such agreements, documents and instruments to GE Capital, subject, with respect to any specific agreement, document or instrument, to any contractual obligation of Danka to maintain the confidentiality of such agreement, document or instrument.

     (i) The financial statements and other reports of Danka delivered to GE Capital from time to time fairly present the financial position of Danka and its Subsidiaries on a consolidated basis as of the dates thereof and the results of operations of Danka and its Subsidiaries on a consolidated basis for the periods covered thereby, all in conformity with GAAP.

     (j) Danka shall cause each of its Affiliates that participates in a Program to provide to GE Capital a guarantee of the due and punctual payment and performance by Danka of its obligations under this Agreement, in form and substance reasonably satisfactory to GE Capital.

     4.2 Representations, Warranties and Covenants of GE Capital. GE Capital hereby represents, warrants and covenants to Danka, and its successors and permitted assigns, as of the date hereof, and throughout the Term of this Agreement, that:

     (a) GE Capital (i) is a duly organized corporation, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the corporate power to own and lease its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or authorized to conduct business and is in good standing as a foreign corporation in all jurisdictions where it is necessary that it be so qualified to conduct its business, except where the failure to be so qualified would not have a material adverse effect on the assets, properties, business or condition (financial or otherwise) of GE Capital or on the ability of GE Capital or its Affiliates to perform their obligations under this Agreement and under the Principal Documents.

     (b) GE Capital has all requisite corporate power and authority to execute and deliver, and to perform GE Capital's obligations under this Agreement. This Agreement has been duly authorized by all necessary corporate and stockholder action on the part of GE Capital.

     (c) This Agreement has been duly executed and delivered by GE Capital and is the valid and binding obligation of GE Capital, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditor's rights generally and by general principles of equity (regardless of whether such enforceability is considered in equity or at law).

     (d) The execution, delivery and performance by GE Capital of this Agreement, and compliance by GE Capital with the terms and provisions hereof, do not and will not conflict with or result in a breach of or a default under (with notice or lapse of time or both) any of the terms, conditions or provisions of
(i) the constituent documents of GE Capital, each as then in effect, (ii) any judgment, order, injunction, decree or ruling of any Government Entity or any law, statute or regulation to which GE Capital is subject or (iii) any agreement, contract or commitment to which GE Capital or any of the Program Affiliates is a party or to which GE Capital or any of the Program Affiliates or their respective Property may be subject except to the extent that, in the case of this clause (iii), such conflicts, breaches or defaults would not, individually or in the aggregate, materially and adversely affect GE Capital or its business, assets, operations or condition, financial or otherwise, or materially and adversely affect its ability to perform its obligations under this Agreement.

     (e) No notices, reports or other filings are required to be made by GE Capital with, nor are any consents, licenses, permits, authorizations or approvals required to be obtained by GE Capital from, any Government Entity or any other Person in connection with the execution, delivery and performance by GE Capital of this Agreement or the consummation by GE Capital of the transactions contemplated hereby.

     (f) There are no suits or proceedings pending or, to the knowledge of GE Capital, threatened by or before any Government Entity against or affecting GE Capital which could materially impair GE Capital's ability to perform its obligations hereunder.

     4.3 Danka Indemnities. Danka shall indemnify and hold harmless GE Capital, its Affiliates, and each of their respective employees, officers, directors and agents, from, against and in respect of any and all Damages suffered or incurred by any of them resulting from, arising out of or in connection with (a) any breach by Danka of any of its representations or warranties hereunder; or (b) any failure to perform any covenant, agreement or obligation to be performed by Danka pursuant to this Agreement; or (c) any act, failure to act, omission, representation or misrepresentation in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Danka or any of its employees, officers, directors or agents.

     4.4 GE Capital Indemnities. GE Capital shall indemnify and hold harmless Danka, its Affiliates, and each of their respective employees, officers, directors and agents, from, against and in respect of any and all Damages suffered or incurred by any of them resulting from, arising out of or in connection with (a) any breach by GE Capital of any of its representations or warranties hereunder; (b) any failure to perform any covenant, agreement or obligation to be performed by GE Capital pursuant to this Agreement; or (c) any act, failure to act, omission, representation or misrepresentation in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby by GE Capital or any of its employees, officers, directors or agents.

     4.5  Indemnification Procedures.

     (a) Each party shall notify the other of any event requiring indemnification promptly following the receipt of notice of the commencement of any action or proceeding by any third party giving rise to indemnification hereunder; provided, however, that the failure to give such notice in a timely fashion shall not result in a waiver or impairment of any right to indemnification hereunder except to the extent that the indemnifying party's ability to defend against the event with respect to which indemnification is sought is materially and adversely affected by the failure of the indemnified party to give such notice in a timely fashion.

     (b) The indemnifying party shall be entitled (but not obligated) to assume the defense or settlement of any such action or proceeding or to participate in any negotiations to settle or eliminate any claim with counsel of its choice, provided, however, that such counsel is reasonably satisfactory to the indemnified party. If the indemnifying party so elects to assume the defense or settlement of any such action or proceeding, the indemnified party (and its counsel) may continue to participate at the indemnified party's own expense in any such action or proceeding.

     (c) If the indemnifying party does not elect in writing within ten (10) Business Days after notification to assume the defense of such action or proceeding, the indemnified party may engage counsel to defend, settle or otherwise dispose of such action or proceeding, and the fees of such counsel shall constitute expenses covered by the indemnification provided in this
Article IV.

     (d) Neither party shall settle, compromise, decline to appeal or otherwise dispose of any action or proceeding with respect to which indemnification hereunder is sought without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. If the consent of the indemnified party is unreasonably withheld, the indemnifying party's liability shall be limited to the amount for which the indemnifying party and the claimant agreed to settle. The parties will use their commercially reasonable efforts to cause the terms of any such settlement to be kept confidential by the parties thereto (subject to customary exceptions or as required by law) and shall seek to include a covenant regarding non-disclosure of the terms of such settlement in any settlement agreement.

     (e) In the event indemnification is requested hereunder, the relevant indemnifying party and its representatives shall have access to the premises, books and records of the Person or Persons to be indemnified and their respective Affiliates during normal business hours to the extent reasonably necessary to assist it in defending or settling any claim, suit, action or proceeding; provided, however, that such access shall (i) be conducted in such manner as not to interfere unreasonably with the operation of the business of the Person or Persons to be indemnified, (ii) not include any materials that the Person or Persons to be indemnified are required to keep confidential and (iii) shall be at the sole cost and expense of the indemnifying party.

     (f) All indemnities and obligations under this Article IV shall survive the expiration or termination of this Agreement until the expiration of the statute of limitations applicable to the matter for which indemnity is sought, and shall be payable promptly upon presentment of an invoice from the indemnified party therefor.

                                   Article V
                             Affiliate Obligations
                             ---------------------

     5.1  Affiliate Obligations.

     (a) Danka hereby guarantees the full and prompt payment, performance and satisfaction by each of its Affiliates of all of such Affiliate's liabilities and obligations to GE Capital or to any of GE Capital's Affiliates under each
(i) Principal Document, (ii) Financing of Exempt Leases originated by or purchased from Danka or its Affiliates (including, without limitation, Danka Office Imaging Company, Danka Business Systems, Inc. American Business Credit Corporation and Danka Corporation) pursuant to the terms of separate recourse agreements between GE Capital and the Program Affiliates, on the one hand, and Danka and its Affiliates, on the other hand, and (iii) other agreement, document or instrument to which any such Affiliate of Danka is a party relating to any Exempt Leases, any Financing or any Program (collectively, "Affiliate Agreements"), in each case whether such liabilities or obligations are now or hereafter existing (collectively, the "Obligations").

     (b) Danka agrees that it will ensure that the Obligations will be satisfied strictly in accordance with their terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of GE Capital or any of its Affiliates with respect thereto. The obligations of Danka under this Article V shall be absolute and unconditional irrespective of:

          (i) any change in or any other amendment or waiver of any term of, or any consent to departure from any requirement of, any Affiliate Agreement or any guaranty of any of the Obligations;

          (ii) the absence of any attempt to collect any of the Obligations from any Affiliate of Danka or from any guarantor thereof or any other action to enforce the same;

          (iii) any waiver, consent, extension, forbearance or granting of any indulgence by GE Capital or any of its Affiliates with respect to any provision of any Affiliate Agreement; or

          (iv) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

     (c) Danka hereby waives (i) promptness, diligence, notice of acceptance and any and all other notices with respect to any of the Obligations or the obligations of Danka hereunder, (ii) any requirement that GE Capital or any of its Affiliates exhaust any right or take any action against any Affiliate of Danka or any other Person and (iii) the filing of any claim with a court in the event of receivership or bankruptcy of any Affiliate of Danka.

                                  Article VI
                              Additional Matters
                              ------------------

     6.1 Confidentiality. From time to time GE Capital or Danka (or their relevant Affiliates) may provide confidential information to each other in connection with the Programs or the performance of their respective obligations under the Principal Documents. Each of GE Capital and Danka shall, and shall ensure that its Affiliates shall, take commercially reasonable steps to preserve all such confidential information (including without limitation the provisions of this Agreement and any information regarding the residual with respect to any Equipment subject to any Lease or Exempt Lease) and to prevent disclosure thereof to third parties. None of GE Capital, Danka or their relevant respective Affiliates may disclose such confidential information without the written consent of the other party except (a) where the confidential information has become public through no fault of the disclosing party, (b) where the confidential information was known to the disclosing party (without knowledge of any breach of any confidentiality obligation by or of any other Person) prior to receipt from the other party or (c) where disclosure of such confidential information is required by law, any Government Entity or the rules of any securities exchange on which the securities of the disclosing Person are listed (but then only to the extent required by, for the purpose of, and strictly in accord with, the relevant law, government requirement or such rules); provided, however, that in the case of clause (c) only, the disclosing party shall first, so far as practicable, consult with the other party prior to such disclosure and shall take such steps as the other party may reasonably request to mitigate the effect of or to avoid such disclosure.

     6.2  Business Practices.
          ------------------

     (a) In performing its obligations under this Agreement and the Principal Documents and otherwise in connection with the Programs, each of Danka and GE Capital shall, and shall ensure that each of its Controlled Affiliates shall, comply with all laws applicable to the performance of this Agreement, the Principal Documents and the Programs, including, without limitation, laws dealing with improper or illegal payments, gifts or gratuities. Each of Danka and GE Capital agrees not to, and shall not permit any of its relevant Controlled Affiliates to, pay, promise to pay or authorize the payment of any money or anything of value, directly or indirectly, to any Person (whether a governmental official or private individual) for the purpose of illegally or improperly inducing any official or any political party or official thereof to
(i) make a buying or financing decision related to the Equipment, (ii) assist Danka, GE Capital, any of their Controlled Affiliates or any of their respective employees, agents or representatives in connection with obtaining or retaining any licenses, qualifications or business, or (iii) take any action favorable to Danka, GE Capital, any of their Controlled Affiliates or any of their respective employees, agents or representatives. Furthermore, each of Danka and GE Capital agrees that it will not and will not permit any of its Controlled Affiliates to take any action, or fail to take any action, which act or failure to act would subject Danka, GE Capital or any of their respective Controlled Affiliates to liability or legal action under the laws of any country dealing with improper payments as described in this Section 6.2.

     (b) Each party hereto shall promptly notify the other upon becoming aware of any material violation of this Section 6.2.

     6.3 Modification of Net Worth Test. At GE Capital's election (which it shall exercise by written notice to Danka within 30 days after its receipt of the agreement(s) required to be delivered by Danka pursuant to Section 4.1(h) hereof), any financial covenant contained in any credit arrangement entered into by Danka in connection with the renewal, replacement, refinancing or extension of the Senior Financing Facility described in clause (i) of the definition thereof that relates to or measures the net worth of Danka shall be deemed automatically incorporated into this Agreement mutatis mutandis so as to make the terms of such covenant part of this Agreement for the benefit of GE Capital (as so adopted, the "Modified Net Worth Test"). No waiver of the enforcement or effectiveness of, no agreement by any Person to forbear with respect to, and no subsequent amendment or modification to the terms of, any financial covenant that has been incorporated into this Agreement as the Modified Net Worth Test (by any Person other than GE Capital) shall be deemed to affect the terms of the Modified Net Worth Test as adopted by GE Capital and incorporated into the terms of this Agreement. In the event GE Capital elects to incorporate the Modified Net Worth Test into this Agreement then, effective as of the date of GE Capital's election notice, the Modified Net Worth Test shall be deemed to be the Net Worth Test. For the avoidance of doubt the parties agree that the Net Worth Test is not an affirmative covenant or obligation on the part of Danka.

     6.4 Change in Control. If there shall occur, at any time, a Change in Control of Danka or a Change in Control of GE Capital, then the party hereto that was the subject of such Change in Control shall notify the other party hereto of such Change in Control and the party that was not the subject of such Change in Control shall be entitled to require representatives of the party that was the subject of such Change in Control, on not less than 10 Business Days' prior written notice, to meet with its representatives to discuss such changes to the Principal Documents or the terms of the Programs as the parties agree are necessary or desirable to address the effect of such Change in Control. If the parties are unable to agree upon such changes within 45 days after the delivery by the party that was not the subject of such Change in Control of the written notice referred to above, a "Qualifying Change in Control" shall be deemed to have occurred with respect to the party that was the subject of such Change in Control (and, as applicable, GE Capital and/or its Program Affiliates, on the one hand, or Danka, on the other hand, shall be entitled to take such actions as a result thereof as shall be provided in the respective Principal Documents).

     6.5  Material Change/Change Event.

     (a) If there shall occur at any time a Material Change, GE Capital shall be entitled to require representatives of Danka, on not less than 10 Business Days' prior written notice from GE Capital, to meet with representatives of GE Capital to negotiate with GE Capital such changes to the Principal Documents or the terms of the Programs as the parties may mutually agree. If the parties are unable to agree upon such mutually acceptable changes within 45 days after the delivery by GE Capital of the written notice referred to above, a "Change Event" shall be deemed to have occurred (and GE Capital and/or its Program Affiliates shall be entitled to take such actions as a result thereof as shall be provided in the respective Principal Documents).

     (b) Notwithstanding anything to the contrary set forth in the Principal Documents relating to the U.S. Program - Trust Structure, Danka and GE Capital acknowledge and agree that from and after (and notwithstanding) the effectiveness of this Agreement, GE Capital and its Affiliates shall be entitled to take any and all of the following actions in connection with any Lease Financed by GE Capital or any Program Affiliate pursuant to the United States Program - Trust Structure.

          (i) reject any proposed financing of any Prospective Lease (as such term is defined in the Trust Agreement) that, by its terms provides for any Equipment (as such term is defined in the Trust Agreement) service, maintenance or warranty repair services by any Originator (as such term is defined in the Trust Agreement) or any of their Affiliates (as such term is defined in the Trust Agreement);

          (ii) terminate (with respect to Prospective Leases transferred to the Trust on or after the date of such termination) the right of the Originators to continue to provide copies (in lieu of originals) of the documents included in the Lease File (as such term is defined in the Trust Agreement), and thereafter require that originals of all documents included in the Lease File be provided to Servicer (as such term is defined in the Trust Agreement) prior to any future remittance of the Funding Amount (as such term is defined in the Trust Agreement) for any Prospective Leases;

          (iii) add the following as additional conditions under Section 1.9(b) of the Servicing Agreement (as such term is defined in the Trust Agreement) to the obligations of the Investor (as such term is defined in the Trust Agreement) or the Trust or any other Person (other than an Originator or a Depositor (as such term is defined in the Trust Agreement)) to thereafter pay or cause to be paid a Depositor the Funding Amount with respect to Prospective Leases thereafter to be transferred to the Trust, or to consummate the transactions contemplated by Section 2.01 of the Trust Agreement with respect thereto:

                    receipt by Servicer of verification from the Customer (as such term is defined in the Trust Agreement) under such Prospective Lease as to the receipt and acceptance of all Equipment under such Prospective Lease by such Customer, and

          (iv) consider Vendor Risk as part of conducting the credit review and credit decision process with respect to any proposed Financing or Lease.

                                  Article VII
                             Term and Termination
                             --------------------

     7.1  Term.

     (a) This Agreement shall be effective upon the date set forth in the preamble to this Agreement and shall continue from such effective date through the end of the Term of this Agreement, unless sooner terminated in accordance with Section 7.2, 7.3 or 7.4 hereof. The Term of this Agreement may be renewed upon agreement of the parties to this Agreement.

     (b) Upon the termination of this Agreement for any reason and in any manner provided in this Article VII, all obligations of Danka and GE Capital with respect to any future

Financing transactions under this Agreement, the Principal Documents or any Program shall cease; provided, however, that the parties' respective obligations under this Agreement, the Principal Documents, the Programs or any other agreement with respect to outstanding Financings shall survive until the termination of such obligations by their own terms; provided, further, that the liabilities of the parties accrued through the date of termination of this Agreement and the provisions of Sections 4.3, 4.4, 4.5 and 6. l, Article V, this
Article VII and Article IX hereof shall survive any termination of this Agreement. For the avoidance of doubt, the parties agree that, except as provided in Section 8.2(b) and 8.2(g), Article VIII of this Agreement shall not survive the termination of this Agreement.

          7.2 Alliance. At any time after April 1, 2002, either Danka or GE Capital may request the other to commence negotiations regarding the terms and conditions on which they would enter into an alliance (for the purpose of providing financing to support sales of Equipment by Danka and its Affiliates) that would supersede the terms of this Agreement and the Programs. In the event the parties are unable to agree upon and execute and deliver legally binding definitive agreement(s) governing the terms and conditions of such alliance by March 31, 2003, then either Danka or GE Capital shall have the option, by delivery of a written notice to the other, to terminate this Agreement effective as of April l, 2003. In no event shall the failure, for any reason, of the parties hereto to execute and deliver such agreement(s) be considered a breach of this Agreement by either party hereto.

          7.3  Acquisition by GE Capital of Danka Competitor.

          (a) If at any time during the Term of this Agreement, GE Capital acquires Control of Global Imaging Systems, Inc. or any Person that had revenues (in the twelve month period prior to such acquisition) attributable to the sale and distribution or servicing and maintenance of office imaging equipment and solutions on a nationwide basis in the United States in excess of $800 million (a "Qualifying Acquisition"), then no later than 30 days after the Business Relationship Manager becoming aware of such Qualifying Acquisition, he shall notify Danka of such Qualifying Acquisition. After the consummation of a Qualifying Acquisition, Danka shall be entitled to require representatives of GE Capital VFS, on not less than 10 Business Days' prior written notice from Danka, to meet with representatives of Danka to discuss with Danka (i) the effect of such Qualifying Acquisition on GE Capital's ability to comply with its obligations under this Agreement, the relevant Principal Documents and the Programs (including, without limitation, Section 6.1 hereof) and (ii) the policies and procedures implemented by GE Capital to ensure that any confidential information received by GE Capital regarding Danka and its Affiliates is preserved and that the acquired Person does not obtain access to any such information. If the parties are unable to agree upon changes to the Principal Documents and the terms of the Programs to address the effect of such Qualifying Acquisition within 45 days after the delivery by Danka of the written notice referred to above, then Danka shall have the right upon 10 days' prior written notice to terminate this Agreement.

          (b) If Danka does not exercise its right under the second sentence of subsection (a) hereof or, if applicable, its right to terminate this Agreement pursuant to the last sentence of subsection (a) hereof, in each case, in respect of a particular Qualifying Acquisition, on or prior to 10 Business Days after, as applicable, the delivery of a notice by the Business Relationship Manager to Danka that a Qualifying Acquisition has occurred or the expiration of the 45 day period referred to in the last sentence of subsection (a) hereof without mutual agreement by the parties, then Danka shall be deemed to have waived any rights it may have in connection with the particular Qualifying Acquisition that gave rise to such rights.

          (c) Notwithstanding the foregoing, the terms of this Section 7.3 will not apply to any circumstance in which GE Capital acquires Control of a Person in connection with (i) any restructuring, workout or foreclosure with respect to any loan or other indebtedness held by GE Capital or any of its Subsidiaries or Affiliates or (ii) any bankruptcy, insolvency or similar proceedings with respect to the issuer, guarantor or other obligor of or under any such loan or indebtedness and no such acquisition shall be deemed to be a Qualifying Acquisition.

          7.4  Termination.

          (a) Upon the occurrence of a Danka Termination Event or in the event of a continuing Danka Event of Default, GE Capital shall have the right, at its sole discretion and upon at least 20 Business Days' prior written notice to Danka (other than in respect of a Complete Cessation of Service or a Third Party Enforcement Event, as to which no prior written notice shall be required), to take any or all of the following actions (notwithstanding anything to the contrary contained in any Principal Document):

               (i) to cease or suspend consideration of all proposed Financings (whether or not under any Program);

               (ii) to revoke its approval (or conditional approval) of any proposed Financing (whether or not under any Program) not yet funded; and

               (iii) to terminate this Agreement as and to the extent provided in subsection 7.1(b) hereof.

          (b) Whether or not this Agreement shall have been previously terminated by GE Capital, in the event of the occurrence and continuance of:

               (i)   a Complete Cessation of Service; or

               (ii) the dissolution or liquidation of Danka or any of its Affiliates (other than a Permitted Reorganization with respect to such Person) that is a party to any Principal Document relating to a U.S. Program or the French Program; or

               (iii) a Bankruptcy Event with respect to Danka or any of its Affiliates that is a party to any Principal Document relating to a U.S. Program or the French Program; or

               (iv)  a Third Party Enforcement Event,

then in addition to the rights set forth in subsection (a) hereof, and notwithstanding anything to the contrary contained in any Principal Document, GE Capital shall have the right, at its sole discretion and upon at least 20 Business Days' prior written notice to Danka (other than in respect of a Complete Cessation of Service or a Third Party Enforcement Event, as to which no prior written notice shall be required), to appoint a substitute service provider for the provision of the service, maintenance or warranty repair and other obligations of the "servicer" or "supplier" applicable to any or all Leases or Exempt Leases.

          (c) Upon the occurrence of a GE Capital Termination Event or in the event of a continuing GE Capital Event of Default, Danka shall have the right, at its sole discretion and upon at least 20 Business Days' prior written notice to GE Capital, to terminate this Agreement as and to the extent provided in subsection 7.1(b) hereof.

          7.5  Effect of Termination; Termination Fee.

          (a)  In the event a party terminates this Agreement pursuant to
Section 7.4 as a result of a Danka Event of Default or a GE Capital Event of Default, such party shall have the right to exercise all rights and remedies as may be available in law or in equity, including, without limitation, claims for Damages.

          (b) If GE Capital terminates this Agreement pursuant to Section 7.4 due to the occurrence and continuance of

               (i) a Qualifying Change in Control of Danka and there has been an Impairment with respect to Danka; or

               (ii) a Complete Cessation of Distribution of Office Imaging Solutions; or

               (iii) a Complete Cessation of Service; or

               (iv) the dissolution or liquidation of Danka or any of its Affiliates (other than a Permitted Reorganization with respect to such Person) that is a party to any Principal Document relating to a U.S. Program or the French Program; or

               (v) a Bankruptcy Event with respect to Danka or any of its Affiliates that is a party to any Principal Document relating to the U.S. Program that is active at the time of such termination, then no later than ten (10) days after such termination, Danka shall pay the Termination Fee to GE Capital. In the event Danka pays GE Capital the Termination Fee pursuant to this Section 7.5, then the parties agree that Danka shall not be also obligated to GE Capital in respect of a Trigger Payment that would otherwise be payable pursuant to this Agreement in connection with any Measurement Period which Measurement Period is included in the calculation of the amount of such Termination Fee.

          (c) Interest on any unpaid amounts that remain due and payable for more than 30 days after written notice that such amount is due and owing shall have been given to the obligor of such amount shall accrue from the date such amount became overdue at an annual rate of 12% (or, if not permitted by applicable law, such lower rate as may be permitted), until paid, before as well as after judgment.

                                 Article VIII
                                Volume Payments
                                ---------------

          8.1 Target Volume. For each Measurement Period, Danka shall, and shall cause its Affiliates to, use reasonable efforts to enter into sufficient Financings in order that the aggregate Volume with respect to such Measurement Period shall be at least equal to the target volume for such period as set forth in the following table (subject to Section 8.2(b) with respect to any Interrupted Measurement Period, the "Target Volume"):

                                                        Target Volume
                 Measurement Period                     ($ millions)
                 ------------------                     -------------
            From 4/1/99 through 3/31/2000                  $220.0
            From 4/1/00 through 3/31/2001                   245.0
            From 4/1/01 through 3/31/2002                   276.0
            From 4/1/02 through 3/31/2003                   289.0

The sole remedy of GE Capital for any failure by Danka to use such efforts or meet the Target Volume in any Measurement Period shall be Danka's obligation to make Trigger Payments pursuant to Section 8.2 below (provided that the foregoing shall not limit any rights or remedies of GE Capital in respect of the breach by Danka of any other provision of this Agreement). Any failure by Danka to use such efforts or meet the Target Volume in any Measurement Period shall not be deemed to be or constitute a Danka Event of Default.

          8.2  Trigger Payments.
               ----------------

          (a) Within 15 days after the end of each Measurement Period (or 15 days after the date that the last item of Backlog (as such term is defined in the U.S. Direct Operating Agreement) is Financed by GE Capital pursuant to the U.S. Direct Operating Agreement), GE Capital shall deliver to Danka a notice setting forth (i) the Actual Volume, Adjusted Target Volume, Approval Rate and, if applicable, the amount of any Carry Forward Volume Credit, in each case, for such Measurement Period and (ii) the calculations provided below setting forth either (A) the amount of any cash payment required to be made by Danka to GE Capital pursuant to this Section 8.2 with respect to such Measurement Period (a "Trigger Payment") or (B) the amount of any return of a Trigger Payment or portion thereof required to be paid by GE Capital to Danka pursuant to this
Section 8.2 with respect to such Measurement Period (a "Trigger Payment Return"). All such information and calculations (and the information required to be provided to Danka pursuant to Section 8.2(d)) shall be certified by the Manager of Finance of GE Capital VFS's Center for Specialized Alliances (in his capacity as such) as being true and correct in all material respects, to the best of his knowledge, after due inquiry. Within 15 days after the end of each calendar quarter in a Measurement Period (other than a calendar quarter that is the end of such Measurement Period), GE Capital shall deliver to Danka its good faith estimate of the Volume funded by GE Capital or its Program Affiliates during such Measurement Period through the end of such calendar quarter, the Approval Rate, the aggregate amount proposed to be Financed by GE Capital or any Program Affiliate in connection with all of the Prospective Financings submitted by Danka or any of its Affiliates to GE Capital or any Program Affiliate in connection with the Qualifying Programs and the Funding Rate, in each case in respect of the period beginning on the first day of such Measurement Period and ending on the last day of such calendar quarter.

          (b) If this Agreement is terminated and such termination results in an Interrupted Measurement Period, then any Trigger Payment or Trigger Payment Return due in respect of such Interrupted Measurement Period shall be calculated, as applicable, in accordance with subsection (c) or (d) hereof without giving effect to the fact that such Measurement Period is an Interrupted Measurement Period; provided that the Target Volume for such Interrupted Measurement Period shall be calculated on a pro rated basis calculated based on the actual number of days (365 or 366) in the Measurement Period during which such termination occurs. By way of example, if the Target Volume was $250 million for the Measurement Period during which the termination occurred, such Measurement Period consisted of 365 days and the Agreement was terminated on the 100th day of such Measurement Period, the Target Volume for such Interrupted Measurement Period would be equal to (i) 100 multiplied by the quotient of $250 million divided by 365 or (ii) $68,493,151.

          (c) Subject to the terms of subsection (d) hereof, if the amount of the Actual Volume plus any applicable Carry Forward Volume Credit for any Measurement Period (the "Aggregate Volume") is less than the Adjusted Target Volume for such Measurement Period (a "Volume Shortfall"), then the Trigger Payment due to GE Capital for such Measurement Period shall be an amount equal to the product of (i) the excess of the Adjusted Target Volume over the Aggregate Volume, in each case, calculated for such Measurement Period multiplied by (ii) 4.75%.

          (d) If in any Measurement Period, the Actual Volume for such Measurement Period exceeds the Adjusted Target Volume for such Measurement Period (an "Excess Volume Measurement Period") and if in the Measurement Period that occurred immediately prior to such Excess Volume Measurement Period (the "Look Back Measurement Period") there was a Volume Shortfall, then within 15 days after the end of such Excess Volume Measurement Period, GE Capital shall deliver to Danka a notice setting forth the amount of any Carry Back Volume Credit applicable to such Look Back Measurement Period. In respect of any Look Back Measurement Period to which there is applicable a Carry Back Volume Credit, GE Capital shall pay to Danka a Trigger Payment Return in an amount equal to the lesser of (i) the Trigger Payment previously received by GE Capital from Danka in respect of such Look Back Measurement Period and (ii) the product of 4.75% multiplied by an amount equal to the Carry Back Volume Credit for such Look Back Measurement Period.

          (e) With respect to any Excess Volume Measurement Period, the excess of the Actual Volume for such Measurement Period over the Adjusted Target Volume for such Measurement Period can qualify as either a Carry Forward Volume Credit in respect of the next Measurement Period to occur after such Excess Volume Measurement Period or a Carry Back Volume Credit in respect of the Measurement Period that occurred immediately prior to such Excess Volume Measurement Period, but to the extent a portion of such excess is applied as Carry Back Volume Credit in the calculation of any Trigger Payment Return due in respect of the immediately prior Measurement Period, then only the unapplied amount of such excess can qualify, subject to the other terms of this Agreement, as a Carry Forward Volume Credit in respect of the next Measurement Period to occur after such Excess Volume Measurement Period.

The excess of the Actual Volume in any Measurement Period over the Adjusted Target Volume for such Measurement Period shall first be applied as a Carry Back Volume Credit to any Volume Shortfall that occurred in the immediately preceding Measurement Period.

          (f) Danka or GE Capital (as the case may be) shall pay to the other the amount of any Trigger Payment or Trigger Payment Return no later than 30 days after delivery by GE Capital of the related notice under Section 8.2. Notwithstanding anything to the contrary set forth in this Agreement, the aggregate amount of all Trigger Payment Returns paid or payable by GE Capital shall not exceed the aggregate amount of all Trigger Payments paid by Danka to GE Capital hereunder.

          (g) Any amounts funded by GE Capital or any Program Affiliate in respect of Backlog (as such term is defined in the U.S. Direct Operating Agreement) shall be included for purposes of determining any Trigger Payment, Trigger Payment Return and Termination Fee due pursuant to the terms of this Agreement.

          8.3 Volume-To-Date. Danka and GE Capital agree that the Actual Volume achieved by Danka since April l, 1999 and up to and including March 17, 2000 is $202,279.000.

                                  Article IX
                                 Miscellaneous
                                 -------------

          9.1 Assignment of Rights. Except as specifically provided in this Agreement or any of the Principal Documents, the rights and obligations of GE Capital and Danka under this Agreement may not be assigned without the prior written consent of the other party. Notwithstanding the foregoing (a) a merger by either party with another Person for the purpose of selecting an alternate jurisdiction of incorporation shall not be deemed an assignment by the merging party of its rights or obligations under this Agreement, (b) GE Capital may without the prior written consent of Danka assign any of its rights or obligations hereunder to one (1) or more of its Controlled Affiliates (without releasing GE Capital from any such assigned obligations), (c) GE Capital may assign its rights, but not its obligations, hereunder to any Person in connection with (i) any securitization or assignment of Leases or Exempt Leases or (ii) any other transfer or sale of any of Lease or Exempt Lease, (d) Danka may without the prior written consent of GE Capital assign only its rights to payment (but not any other right) hereunder to any of its Affiliates and (e) a Permitted Reorganization by Danka or any of its Affiliates that is a party to a Principal Document shall not be deemed an assignment by Danka or such Danka Affiliate of its rights or obligations under this Agreement. GE Capital agrees that it will not, without Danka's consent, assign or syndicate any Lease or Exempt Lease to any Person listed on Schedule 9.1 hereto.

          9.2 Headings. Any headings or captions preceding the several Sections or paragraphs hereof are intended solely for convenience of reference and shall not affect the meaning, construction or effect of any portion of this Agreement.

          9.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. The terms may not be terminated or amended orally, but only in a writing duly executed by each of the parties. No modification or waiver of any provision of this Agreement shall be effective unless such modification is in writing and signed by duly authorized representatives of the parties hereto and any such modification or waiver shall then be effective only for the period, on the conditions, and for the specific instances and purposes stated in such writing.

          9.4 No Waiver. The failure of any party at any time to require performance of any provision hereof shall not affect the right to require full performance thereof at any time thereafter, and the waiver by either party of a breach of any provision shall not constitute a waiver of any subsequent breach thereof or nullify the effectiveness of such provision.

          9.5 Non-Business Days. Wherever this Agreement requires that some action be taken within a certain period and such period would require such action to be taken on a day that is not a Business Day, then such period will be extended to include the next day which is a Business Day.

          9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles and policies thereof. The parties hereby consent irrevocably to personal jurisdiction, solely in connection with any dispute arising out of this Agreement, of any state or federal court sitting in the State of New York. Neither party shall raise any jurisdictional or venue defense, assert the doctrine of forum non conveniens, or take any other action inconsistent with the preceding sentence. Service of process may be effected by notice sent in accordance with the provisions of this Agreement.

          9.7 WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE, TO THE EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER.

          9.8 Notices. Unless otherwise expressly set forth herein, any notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given if:
(a) delivered personally, (b) delivered by any internationally recognized courier service (in the case of a notice to be sent to an address outside of the United States) or by any nationally recognized overnight courier service (in the case of a notice to be sent to an address in the United States), (c) sent by certified mail, return receipt requested or (d) sent by telecopy with confirmation of transmission, as follows:

          GE Capital:  General Electric Capital Corporation
                       Vendor Financial Services
                       10 Riverview Drive
                       Danbury, Connecticut 06810
                       Attention: Chief Financial Officer
                       Facsimile: (203) 749-4589
          with a copy to:  General Electric Capital Corporation
                           Vendor Financial Services
                           10 Riverview Drive
                           Danbury, Connecticut 06810
                           Attention: General Counsel
                           Facsimile: (203) 749-4589

                           and

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York 10153
                           Attention: Jane McDonald
                           Facsimile: (212) 310-8007

          Danka:           Danka Business Systems PLC
                           American Headquarters
                           11201 Danka Circle North
                           St. Petersburg, Florida 33716
                           Attention: Chief Operating Officer
                           Facsimile: (727) 568-4269

          with a copy to:  Danka Business Systems PLC
                           American Headquarters
                           11201 Danka Circle North
                           St. Petersburg, Florida 33716
                           Attention: General Counsel
                           Facsimile: (727) 568-4269

or to such other address as any party shall have specified by notice in writing to the other parties. All such notices, requests, demands and communications shall be deemed to have been duly given or served (i) on the date of personal delivery, with receipt acknowledged, (ii) on the second Business Day following delivery to an internationally recognized courier service, (iii) on the next Business Day following delivery to a nationally recognized courier service, (iv) on the third Business Day after deposit with the U.S. Postal Service, proper postage paid, if sent by certified mail or (v) on the date when telecopied, with confirmation of transmission.

          9.9 Severability. If any provision of this Agreement is held by any Government Entity of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

          9.10 Reciprocal Obligations. GE Capital and Danka acknowledge that this Agreement and the other Principal Documents create reciprocal money debts, which are certain as to their existence and amount and which are payable and due from time to time. Accordingly, each of Danka and GE Capital shall have the right to set off any such amounts it owes to the other party or to any Affiliate of the other party under this Agreement against any such amounts that the other party or any Affiliate of the other party owes to it under this Agreement or any of the other Principal Documents. Any party exercising the foregoing right of set-off shall provide prompt written notice, to the party whose amounts (or whose Affiliate's amounts) are subject to such set-off, that such set-off is being effected and the basis therefor.

          9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original but all of which together will constitute one and the same instrument.

          9.12 Binding Agreement. This Agreement and any amendments hereto will be binding on and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

          9.13 No Partnership. Nothing contained herein shall be construed to constitute the creation of a partnership entity for legal purposes, nor to characterize Danka and GE Capital or any of their respective Affiliates as joint venturers or as the agent of the other party. Danka and GE Capital and each of their respective Affiliates will at all times remain independent contractors with respect to this Agreement, the Principal Documents, the Programs and otherwise.

          9.14 Expenses. Each of the parties hereto shall be responsible for its own costs and expenses incurred in connection with the negotiation and performance of its obligations under this Agreement, except as specifically set forth herein.

          9.15 Limitation on Damages. No party shall be liable for any punitive, incidental or consequential damages of any nature whatsoever or for lost profits, for any reason whatsoever, in connection with this Agreement (including, without limitation, in connection with any claim for Damages or pursuant to Article IV or Article VII); provided that (i) the non-payment by any Customer under any Lease(s) or Exempt Lease(s) of any amounts under such Lease(s) or Exempt Lease(s) shall in no event constitute punitive, incidental or consequential damages or lost profits hereunder and (ii) any punitive, incidental or consequential damages (or damages in the nature of lost profits) required, as a result of a breach by a party hereto of this Agreement, to be paid by the other party to this Agreement to any Person (other than to a party to this Agreement or any of its Affiliates) pursuant to a final judgment or order arising out of an action or proceeding by such Person shall be deemed to be direct damages to the party required to pay such punitive, incidental or consequential damages.

          9.16 Interpretation of Terms. For the avoidance of doubt, the parties agree that merely the sale by Danka or any of its Affiliates that is a party to any Principal Document of one or more of its divisions shall not, in and of itself, constitute a dissolution or liquidation of Danka or such Affiliate unless such division(s), individually or in the aggregate, constitute all or substantially all the assets of, as applicable, Danka or such Affiliate.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives on the date first written above.

GENERAL ELECTRIC CAPITAL           DANKA BUSINESS SYSTEMS PLC
CORPORATION


By: /s/ Gregg Press                By: /s/ Brian L. Merriman
   ---------------------------        -----------------------------
   Name: Gregg Press                      Name:  Brian L. Merriman
   Title: Its Duly Authorized             Title: Chief Operating Officer
          Representative

                                  APPENDIX I
                                  DEFINITIONS
                                  -----------

          "Actual Volume" for any Measurement Period that is not an Interrupted Measurement Period means the Volume with respect to such Measurement Period, to be measured commencing on the first day of such period and ending on the last day of such period and for any Measurement Period that is an Interrupted Measurement Period, means the Volume with respect to such Interrupted Measurement Period, to be measured commencing on the first day of such period and ending on the day this Agreement is terminated.

          "Adjusted Target Volume" for a Measurement Period (including any Interrupted Measurement Period) means:

               (i) if the Approval Rate for such Measurement Period is .82 or greater, an amount equal to the Target Volume for such Measurement Period; or

               (ii) if the Approval Rate for such Measurement Period is less than .82:

          (a) if the Prospective Financings submitted to GE Capital or any Program Affiliate by Danka or any of its Affiliates in connection with the Qualifying Programs during such Measurement Period constitute a Conforming Application Pool, an amount (which shall not be less than zero) equal to the Target Volume for such Measurement Period minus the product of (i) aggregate amount proposed to be financed by GE Capital or a Program Affiliate in connection with all of the Prospective Financings submitted by Danka or any of its Affiliates to GE Capital or any Program Affiliate in connection with the Qualifying Programs during such Measurement Period multiplied by (ii) the result of .82 minus the Approval Rate for such Measurement Period multiplied by (iii) the Funding Rate for such Measurement Period; or

          (b) if the Prospective Financings submitted to GE Capital or any Program Affiliate by Danka or any of its Affiliates in connection with the Qualifying Programs during such Measurement Period do not constitute a Conforming Application Pool, an amount equal to the Target Volume for such Measurement Period.

Solely by way of illustration of the calculation of the Adjusted Target Volume as described in clause (ii)(a) and not by way of limitation, Schedule Y attached hereto sets forth an example of such calculation for a hypothetical Measurement Period using the assumed facts set forth thereon. Danka and GE Capital agree that such illustration is based solely on the assumed facts set forth thereon and, in the event of any conflict between the terms of this definition and Schedule Y, the terms of this definition shall be controlling.

          "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such Person.

          "Affiliate Agreements" has the meaning specified in Section 5.1 hereof.

          "Aggregate Volume" has the meaning specified in Section 8.2(c) hereof.

          "Agreement" means this Amended and Restated Global Operating Agreement and all exhibits, annexes, schedules and appendices hereto, as any of the foregoing may be amended, modified and supplemented from time to time.

          "Approval Amount" of a Prospective Financing means an amount equal to the aggregate gross amount approved or conditionally approved by GE Capital or a Program Affiliate to be paid to Danka or one of its Affiliates in connection with such Prospective Financing in the event such Prospective Financing becomes a Lease or an Exempt Lease under a Qualifying Program (as reflected on GE Capital's books and records, absent manifest error).

          "Approval Rate" for any Measurement Period (including any Interrupted Measurement Period) means an amount equal to the quotient of (i) the number of Leases and Exempt Leases approved or conditionally approved by GE Capital or any Program Affiliate in connection with the Qualifying Programs during such Measurement Period divided by (ii) the number of Prospective Financings submitted by Danka or any of its Affiliates to GE Capital or any Program Affiliate in connection with the Qualifying Programs during such Measurement Period, in each case, as reflected on GE Capital's books and records, absent manifest error.

          "Bankruptcy Event" means, with respect to any Person, (i) the commencement by such Person of a voluntary case under, or the consent by such Person to the entry of an order for relief in an involuntary case under, any federal, state or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar law now or hereafter in effect, or
(ii) the consent by such Person to the appointment of, or taking possession by, a receiver, custodian, liquidator, assignee, trustee or sequestrator (or other similar official) of such Person or of any substantial part of its Property, or
(iii) the making of a general assignment by such Person to pay its debts for the benefit of its creditors, or (iv) the admission in writing of such Person of its inability to pay its debts as they become due in the ordinary course of business, or (v) the adoption of a resolution by such Person's directors or shareholders in furtherance of any of the foregoing, or (vi) the entry by a court of competent jurisdiction of an order for relief in respect of such Person in an involuntary case under any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar law now or hereafter in effect, or the appointment of a receiver, custodian, liquidator, assignee, trustee or sequestrator (or other similar official) of such Person or of any substantial part of its Property, or the ordering of the winding up or liquidation of its affairs, and the continuance of such decree or order unstayed and in effect for a period of sixty (60) days.

          "Business Day" means any day other than a Saturday, Sunday or other day on which banks are authorized or required to close in New York City.

          "Business Relationship Manager" means the individual appointed by GE Capital to serve in such position pursuant to Article II hereof.

          "Carry Back Volume Credit" means, with respect to any particular Measurement Period (including any Interrupted Measurement Period), if applicable, an amount equal to the lesser of (i) the excess of the Actual Volume for the Measurement Period that occurred immediately after such particular Measurement Period over the Adjusted Target Volume for the particular Measurement Period that occurred immediately after such particular Measurement Period or (ii) 20% of the Adjusted Target Volume for such particular Measurement Period.

          "Carry Forward Volume Credit" for any particular Measurement Period (including any Interrupted Measurement Period) means, if applicable, an amount equal to the lesser of (i) the excess of the Actual Volume for the Measurement Period that occurred immediately prior to such particular Measurement Period over the Adjusted Target Volume for the Measurement Period that occurred immediately prior to such particular Measurement Period or (ii) 20% of the Adjusted Target Volume for such particular Measurement Period.

          "Change Event" has the meaning specified in Section 6.5 hereof.

          "Change in Control" of Danka means that (i) a Person or group of Persons acting in concert as a partnership or other group (a "Group of Persons") other than the Cypress Group or the Prudential Group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger, amalgamation or recapitalization or otherwise, have become the "beneficial owner" (within the meaning of Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended) of securities of Danka representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of Danka ordinarily having the right to vote in the election of directors thereof or (ii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted Danka's Board of Directors (together with any new directors whose election by Danka's Board of Directors or whose nomination for election by Danka's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office or (iii) any Person or Group of Persons shall have entered into an agreement with Danka with respect to an acquisition of a substantial part of the direct or indirect assets of Danka.

          "Change in Control" of GE Capital means (i) General Electric Company ceasing to be the "beneficial owner" (as determined for purposes of Regulation 13D-G under the Exchange Act as currently in effect), directly or indirectly, of securities of GE Capital representing more than fifty percent (50%) of the combined voting power of GE Capital's then outstanding securities (other than as a result of the public sale or distribution of securities of GE Capital or securities of any beneficial owner of the securities of GE Capital, whether pursuant to a public offering, a "spin-off" transaction or otherwise) or (ii) the stockholders of GE Capital approving a plan of complete liquidation of GE Capital or an agreement for the sale or disposition by GE Capital of all or substantially all of GE Capital's assets (other than any such liquidation into, or sale or disposition to, General Electric Company or any Affiliate thereof).

          "Complete Cessation of Distribution of Office Imaging Solutions" means
(i) Danka (directly or indirectly through its Subsidiaries) shall cease, in the ordinary course of its business, to sell, lease or distribute, in the United States, photocopiers, office imaging equipment, reprographic services, facsimile machines, printers, controllers, multifunctional and multitasking office machines (which serve as facsimile machines, copiers, printers, controllers, modems and scanners) and other equipment and services of the same general type as those that are the subject of the Leases or Exempt Leases and (ii) Danka and GE Capital, after negotiating in good faith for forty five (45) days, are unable to agree upon mutually acceptable changes to the Principal Documents or the terms of the Programs in order to address the effect of the events described in clause (i) hereof on, as applicable, Danka's (or its Subsidiaries) ability to perform their respective obligations under this Agreement, the U.S. Programs and the Principal Documents applicable thereto.

          "Complete Cessation of Service" means that Danka (directly or indirectly through its Subsidiaries) shall cease, refuse or be unable generally to provide in the ordinary course of its business in the United States, contract maintenance, warranty repair or time and materials service and such cessation, refusal or inability shall continue unremedied for a period of 20 Business Days after the date on which written notice of such refusal or inability, requiring the same to be remedied, shall have been given to Danka by GE Capital or any Program Affiliate.

          "Conforming Application Pool" means, with respect to the Prospective Financings submitted to GE Capital or any Program Affiliate during a Measurement Period in connection with any Qualifying Program, that (taken as a whole): (i) the average term of such Prospective Financings (calculated on the basis of their initial term without giving effect to any renewal or extension periods) does not exceed 52 months; (ii) the average amount proposed to be financed by GE Capital or any Program Affiliate in connection with such Prospective Financings is not less than $25,000 or greater than $40,000; (iii) at least 95% of the Equipment proposed to be subject to such Prospective Financings is office imaging equipment of the same general type as the Equipment that is subject to the Leases Financed by GE Capital or any Program Affiliate prior to such Measurement Period; and (iv) the Customers under such Prospective Financings had a risk profile that was consistent with the risk profile of the Customers under the Prospective Financings submitted to GE Capital or any Program Affiliate in the twelve (12) month period prior to such Measurement Period.

          "Consolidated Net Worth" means, as at any date of determination, all amounts which would be included under shareholders' equity on a balance sheet of Danka and its consolidated subsidiaries determined as at such date in accordance with GAAP, it being agreed that for purposes of determining Consolidated Net Worth, any equity interests sold by Danka pursuant to the terms of the Subscription Agreement dated as of November 2, 1999, between Danka and Cypress Merchant Banking Partners II L.P., et al., and any other similar equity interests issued by Danka from time to time shall be deemed to constitute shareholders' equity and shall not be deemed to constitute indebtedness (notwithstanding any other treatment of such equity interests that may be required under GAAP); provided, however, that such shareholders' equity shall be determined (i) without giving effect to the impact of the waiver extension fee provided for in the first sentence of Section 9 of the Sixth Amendment and
Section 4(b) of the Seventh Amendment to the Credit Agreement dated as of December 5, 1996 among Danka, NationsBank, N.A., as agent, et al., governing the primary bank financing facility provided to Danka and (ii) without giving effect to amounts included under any line item on such balance sheet titled "currency translation adjustment" (or any substantially similar concept) if such amounts equal a negative number except to the extent such negative amounts exceed $50 million, then any such negative amounts in excess of $50 million shall be included in calculating such shareholders' equity.

     "Control" means, with respect to any Person, the indirect or direct possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that (without limiting the generality of the foregoing) any Person directly or indirectly owning at least fifty percent (50%) of the equity interests or fifty percent (50%) of any class of voting securities of any other Person shall be deemed to Control such other Person. "Controlled" shall have a correlative meaning.

     "Customer" means a customer of Danka or its Affiliates who desires to acquire Equipment from Danka or such Affiliate and any guarantor of the obligations of such customer.

     "Cypress Group" means any of Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P. or any other Person that is an Affiliate of any of them as of the date of this Agreement.

     "Damages" means any and all losses (including liquidated damages), claims, damages, liabilities, obligations, judgments, equitable relief granted, settlements, awards (including back pay awards), demands, offsets, defenses, counterclaims, actions or proceedings, reasonable out-of-pocket costs, expenses and outside attorneys' fees (including any such reasonable costs, expenses and outside attorneys' fees incurred in enforcing any right of indemnification against any indemnitor or with respect to any appeal), interest and penalties, if any.

     "Danka" has the meaning specified in the first paragraph of this Agreement.

     "Danka Designees" has the meaning specified in subsection 1.2(a) hereof.

     "Danka Event of Default" means the occurrence and continuance of any of the following:

          (i) the dissolution or liquidation of Danka or any of its Affiliates (other than a Permitted Reorganization with respect to such Person) that is a party to any Principal Document relating to a U.S. Program or the French Program; or

          (ii) a Bankruptcy Event with respect to Danka or any of its Affiliates that is a party to any Principal Document relating to a U.S. Program or the French Program; or

          (iii) a material breach by Danka or any of its Affiliates of any of its representations, warranties, covenants or obligations under this Agreement (other than the occurrence of a Bankruptcy Event) which breach, if curable, is not cured within thirty (30) days' written notice thereof from GE Capital, specifying the nature of such breach in reasonable detail; or

          (iv) an Event of Default (as to Danka or any Danka Affiliate that is a party to any Principal Document) or Danka Event of Default (as defined in any of the other Principal Documents) under any other Principal Document (other than the occurrence of a Bankruptcy Event); or

          (v)  a Third Party Enforcement Event.

     "Danka Termination Event" means the occurrence of any of the following:

          (vi) an Indebtedness Default that shall have continued for 180 consecutive days or longer; or

          (vii) a Net Worth Test Failure that shall have continued for 180 consecutive days or longer; or

          (viii)  a Qualifying Change in Control of Danka; or

          (ix) a Complete Cessation of Distribution of Office Imaging Solutions; or

          (x)  a Complete Cessation of Service.

     "Equipment" means any copier, facsimile and other office equipment sold, leased or distributed by Danka or any of its Affiliates, including, without limitation, the right to use and transfer by license, sublicense or otherwise, any software included with such Property, as well as any and all substitute, successor or alternative technologies therefor.

     "Excess Volume Measurement Period" has the meaning specified in Section 8.2(d) hereof.

     "Executive Committee" has the meaning specified in subsection 1.2(a) hereof.

     "Exempt Lease" means any Prospective Financing that, during the Term of this Agreement, is purchased or financed by GE Capital VFS other than through a Program.

     "Financed," "Finance" and "Financing" mean any purchase or financing of any Lease, Exempt Lease or Equipment by GE Capital VFS (or any Program Affiliate).

     "Fiscal Year Start Date" has the meaning specified in subsection 1.1(c) hereof.

     "French Program" means the Program relating to the conduct of business in France by Danka France SA and GE Capital Equipment Finance SAS, the principal terms of which are set forth in the documents described in Section C of Part 1 of Schedule 1.1.

     "Funding Rate" means, for any Measurement Period (including any Interrupted Measurement Period), an amount equal to the quotient of (i) the aggregate Approval Amount of all of the Prospective Financings submitted by Danka or any of its Affiliates to GE Capital or any Program Affiliate in connection with the Qualifying Programs during such Measurement Period divided by (ii) the aggregate actual amount funded to Danka or any of its Affiliates by GE Capital or any Program Affiliates in respect of Leases and Exempt Leases in connection with the Qualifying Programs during such Measurement Period.

     "GAAP" means United States generally accepted accounting principles, applied on a consistent basis throughout the relevant period.

     "GE Capital" has the meaning specified in the first paragraph of this Agreement.

     "GE Capital Designees" has the meaning specified in subsection 1.3(a) hereof.

     "GE Capital Event of Default" means the occurrence and continuance of

          (i) any failure by GE Capital or any of its Controlled Affiliates to pay to Danka or any of its Affiliates any material amounts (or to pay to the Trust (as defined in the Trust Agreement) any material amounts which are for the account of Danka or any of its Affiliates) required to be paid by it pursuant to the Principal Documents which failure (A) continues unremedied for a period of thirty (30) days after the date on which notice of such default, requiring the same to be remedied, shall have been given to GE Capital by Danka and (B) is not the result of GE Capital's or its Controlled Affiliates' good faith belief that such payment has already been made or is not required to be made; or

          (ii) except as provided in clause (i) of this definition, a material breach by GE Capital or any of its Controlled Affiliates of any of their respective representations, warranties, covenants or obligations under this Agreement or the U.S. Direct Operating Agreement which breach, if curable, is not cured within thirty (30) days' written notice thereof from Danka, specifying the nature of such breach in reasonable detail.

     "GE Capital Termination Event" means the occurrence of any of the following: (i) a Qualifying Change in Control of GE Capital; or (ii) Danka shall be entitled to exercise, and shall have exercised, its rights under either
Section 7.3 of this Agreement; or (iii) GE Capital shall cease to provide financing for office imaging equipment of the same general type as that which is the subject of the Leases and the Exempt Leases.

     "GE Capital VFS" means the Vendor Financial Services unit of GE Capital.

     "Global Operating Agreement" has the meaning specified in the Recitals hereof.

     "Government Entity" means a federal, national, supranational, state, provincial, local, county, municipal or other governmental or regulatory authority, administrative agency, department, commission, board, bureau, court or other authority or instrumentality, domestic or foreign, or any political subdivision thereof.

      "Impairment" means, with respect to Danka, that there shall have been a Change in Control of Danka and

          (i) if either Moody's Investor Services, Inc. or its successor ("Moody's") or Standard and Poor's or its successor ("S&P") rates (both prior to and after the Change in Control) any public debt of Danka (or its successor in interest by merger, amalgamation or otherwise) and gives such debt a rating, immediately after the Change in Control, that is less favorable than the rating it gave such debt immediately prior to such Change in Control, or

          (ii) if neither Danka nor any successor in interest to Danka (whether by merger, amalgamation or otherwise) shall have public debt that is rated by either Moody's or S&P immediately after such Change in Control, that GE Capital shall have determined, in the exercise of its reasonable judgement, that the overall creditworthiness of Danka or such successor in interest after the Change in Control is less than the overall creditworthiness of Danka immediately prior to such Change in Control.

     "Incentive Management Payment Provisions" means (i) subsection 4.02(b)(x) of the Trust Agreement entered into in connection with the United States Program-Trust Structure and (ii) those provisions of the Principal Documents relating to each other Program that GE Capital and Danka hereafter agree are to be deemed to be Incentive Management Payment Provisions, such Incentive Management Payment Provisions to be set forth from time to time on Part 3 of
Schedule 1.1 hereof.

     "Indebtedness Default" shall mean any failure of Danka or any of its Affiliates to perform or observe any condition or covenant made by it under, or that any event shall have occurred or condition shall exist, under any agreement or instrument that governs or otherwise relates to any credit facility or similar arrangement (whether syndicated or held by a single lender) contemplating loans, advances or other extensions of credit in an aggregate maximum amount equal to or greater than $500 million, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of the loans, advances or other extensions of credit thereunder or beneficiary or beneficiaries of the loans, advances or other extensions of credit thereunder (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause the loans, advances or other extensions of credit thereunder to be declared to be due and payable prior to their stated maturity and such failure, event or condition continues without cure for (i) the applicable cure period (if any) set forth in such agreement or instrument or
(ii) if no applicable period shall be set forth in such agreement or instrument, a period of 30 days after GE Capital delivers to Danka written notice of such failure, event or condition); provided, however, that in the event that (a) such agreement or instrument is amended so as to eliminate the condition, covenant or event that gave rise to such right of acceleration or (b) the holder or holders or beneficiary or beneficiaries of the loans, advances or other extensions of credit thereunder agree to forbear from exercising, or waive their right to exercise, such right of acceleration, then so long as such amendment, forbearance or waiver is effective, any failure, event or condition that is the subject of such amendment, forbearance or waiver shall not constitute an Indebtedness Default.

     "Interrupted Measurement Period" means any Measurement Period during which this Agreement is terminated, unless such termination is effective as of the last day of a Measurement Period.

     "Lease" means any contract (including any schedule thereto and any amendment, assignment, assumption, renewal or novation thereof and any ancillary agreements thereto) relating to Equipment which is in the form of (i) a lease, rental agreement, hire purchase agreement or similar agreement, or (ii) a sale contract (including an installment sale contract or conditional sale agreement) arising out of the sale of Equipment or any secured or unsecured financing of Equipment or (iii) a secured or unsecured loan relating to the financing of the sale of Equipment, in each case with respect to which GE Capital or any Program Affiliate, or Danka or any of its Affiliates, is the lessor, seller, lender, secured party or obligee (whether initially or as an assignee) and with respect to which a Financing is provided under a Program.

     "Look Back Measurement Period" has the meaning specified in Section 8.2(d) hereof.

     "Material Change" means the occurrence of any of the following: (i) a Net Worth Test Failure; or (ii) an Indebtedness Default; or (iii) the dissolution or liquidation of Danka or any of its Affiliates (other than a Permitted Reorganization with respect to such Person) that is a party to any Principal Document relating to a U.S. Program or the French Program; or (iv) a Qualifying Change in Control of Danka; or (v) a Danka Event of Default; or (vi) a Danka Termination Event.

     "Measurement Period" means a twelve-month period from April 1, 1999 through March 31, 2000; from April 1, 2000 through March 31, 2001; from April 1, 2001 through March 31, 2002; or from April 1, 2002 through March 31, 2003.

     "Modified Net Worth Test" has the meaning specified in Section 6.3 hereof.

     "Net Worth Test" means the determination of whether Danka shall have (i) Consolidated Net Worth at the times and in the amounts equal to, or greater than, those set forth on Schedule X attached hereto or (ii) the net worth (or similar concept) at the times and in the amounts equal to, or greater than, those that constitute the Modified Net Worth Test.

     "Net Worth Test Failure" shall mean the failure of Danka to maintain a Consolidated Net Worth (or similar concept) at the times and in the amounts equal to, or greater than, those contained in the Net Worth Test.

     "Obligations" has the meaning specified in Section 5.1 hereof.

     "Permitted Reorganization" means (i) with respect to any Danka Affiliate that is a party to any Principal Document that is applicable to a U.S. Program or the French Program, that such Danka Affiliate liquidates (and substantially all of its assets and liabilities are assigned or otherwise transferred to), merges or dissolves into, another Danka Affiliate and such transferee or surviving Person expressly assumes and agrees in writing with GE Capital that it shall be obligated in respect of and shall perform all of the liabilities and obligations of the dissolving or liquidating Danka Affiliate to GE Capital or any Program Affiliate and (ii) with respect to Danka, that Danka liquidates (and substantially all of its assets and liabilities are assigned or otherwise transferred to), merges or dissolves into a Person and (a) such Person expressly assumes and agrees in writing with GE Capital that it shall be obligated in respect of and shall perform all of Danka's liabilities and obligations to GE Capital or any Program Affiliate and (b) after giving effect to the liquidation, merger or dissolution of Danka, the transferee or surviving Person's Consolidated Net Worth (or similar applicable concept) is equal to or greater than the amount required by the Net Worth Test as of the effective date of such liquidation, merger or dissolution.

          "Person" means any legal person, including any individual, partnership, joint venture, corporation, limited liability company, business trust, limited liability partnership, association, joint-stock company, trust (or beneficiary thereof), unincorporated organization, Government Entity or any other entity.

          "Principal Documents" means, collectively, this Agreement and those agreements and documents listed on Schedule 1.1 hereof governing or relating to a Program, together with all agreements, documents, certificates or instruments delivered or to be delivered pursuant to any of the foregoing.

          "Program Affiliate" means any Person (i) that is an Affiliate of GE Capital (or is a trust in which GE Capital or its Affiliate is a beneficiary),
(ii) either (a) purchases or otherwise acquires any Leases or Equipment in connection with a Program or (b) services Leases financed through a Program and
(iii) is identified as a Program Affiliate on Part 2 of Schedule 1.1 hereof, as the same may be amended, modified or supplemented from time to time.

          "Programs" means, collectively, (i) the United States Program - Trust Structure, (ii) the United States Program - Direct Structure, (iii) the French Program and (iv) each other program to support sales of Equipment by Danka or its Affiliates that may hereafter be entered into by GE Capital and/or any of its Affiliates, on the one hand, and Danka and/or any of its Affiliates, on the other hand, that Danka and GE Capital agree, in a writing specifically referring to this Agreement, shall be deemed to be a "Program" under this Agreement.

          "Prohibition Event" means, with respect to a U.S. Program, that there has been a change since the last date such U.S. Program was the primary U.S. Program pursuant to which GE Capital (directly or indirectly) Financed Equipment in any law, rule or regulation promulgated by any Government Entity (including, without limitation, any tax law, rule or regulation) that is applicable to such U.S. Program, GE Capital or any Program Affiliate and that GE Capital, in its commercially reasonable discretion, believes such change could prohibit or otherwise render illegal the operation of such U.S. Program in accordance with its terms.

          "Property" means all property and assets of whatsoever nature, including, without limitation, personal property, whether tangible or intangible, and claims, rights and choses in action.

          "Prospective Financing" means any opportunity to purchase or finance Equipment for a Customer in the form of (i) a lease or rental agreement or (ii) a secured or unsecured loan relating to the sale of Equipment other than, in the case of clauses (i) and (ii) above, Equipment to be acquired for personal, family, household or agricultural use or for resale and shall include, in all cases, any schedules or amendments to such leases, rental agreements or loans, any assignments, assumptions, renewals or novations thereof and any ancillary agreements relating thereto; provided, however, that the term "Prospective Financing" shall not include (a) any sale contract arising out of the sale of Equipment where the Equipment is purchased by the Customer for a cash purchase price payable in full either on the date the related Equipment is delivered or within ninety (90) days thereafter, (b) a lease or rental agreement with a Customer that is for a term of less than one year (or is a "month to month" agreement with no fixed term) and is cancelable by the Customer for any reason (and without penalty) on not more than thirty (30) days' prior notice, (c) a rental agreement having an initial term of not more than thirty-six (36) months that is cancelable by the Customer for any reason for a penalty not in excess of three (3) months rental payment or (d) a sale contract or secured or unsecured loan arising out of the sale of Equipment in connection with a "floor planning" financing program with a Customer that is a dealer of such Equipment and that will hold such Equipment for sale or lease in the ordinary course of its business.

          "Prudential Group" means The Prudential Assurance Company Limited or any other Person that is an Affiliate of it as of the date of this Agreement.

          "Qualifying Acquisition" has the meaning specified in Section 7.3 hereof.

          "Qualifying Change in Control" has the meaning specified in Section
6.4 hereof.

          "Qualifying Programs" mean the U.S. Programs and the Operating Agreement dated May 28, 1997 between Toshiba America Information Systems, Inc. and GE Capital.

          "Reduction Value" has the meaning set forth in the Servicing Agreement relating to the United States Program - Trust Structure referred to in Section A of Part 1 on Schedule 1.1.

          "Senior Financing Facility" means (i) the credit arrangement evidenced, in part, by that certain Credit Agreement entered into as of December 5, 1996 among Danka, Bank of America, National Association and the other parties thereto (as such Credit Agreement may have been supplemented, amended or modified from time to time prior to the date hereof) and (ii) each other credit facility or similar arrangement entered into by Danka or Danka Office Imaging Company in connection with the restatement, refinancing, replacement, renewal or extension of the arrangement described in clause (i) hereof, whether in whole or in part and whether initially or in connection with any subsequent total or partial restatement, refinancing, replacement or renewal or extension thereof.

          "Subsidiary" means, with respect to any Person, any corporation, partnership or other business entity of which an aggregate of fifty percent (50%) or more of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned or Controlled by such Person and/or one (1) or more Subsidiaries of such Person (irrespective of whether, at the time, capital stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

          "Target Volume" has the meaning specified in Section 8.1 hereof.

          "Termination Fee" means, as of the date that this Agreement is terminated pursuant to Section 7.4 hereof, an amount equal to the present value (discounted at a rate of six (6) percent per annum) at such date of the sum of
(i) the Trigger Payment that would be due in respect of the Interrupted Measurement Period during which the termination date occurred, assuming that the Aggregate Volume for such Measurement Period was equal to the aggregate

Actual Volume funded by GE Capital or the applicable Program Affiliates during such Interrupted Measurement Period prior to the date this Agreement is terminated and without giving effect to the terms of Section 8.2(b) plus any Carry Forward Volume Credit that is applicable to such Interrupted Measurement Period (after calculating the Adjusted Target Volume for such Interrupted Measurement Period), plus (ii) the Trigger Payments that would be due for each Measurement Period after the Interrupted Measurement Period, assuming that the Actual Volume for each such Measurement Period was zero (0) plus any Carry Forward Volume Credit that is applicable to the Measurement Period to occur immediately after the Interrupted Measurement Period.

          "Term of this Agreement" means the period commencing on December 27, 1997 and ending on March 31, 2004, as such term may be modified pursuant to
Section 7.1 hereof.

          "Third Party Enforcement Event" shall mean any holder of indebtedness under any Senior Financing Facility shall, directly or indirectly, exercise any right to cause such indebtedness to be declared due and payable prior to its stated maturity or take any action to realize, levy or foreclose upon, obtain possession of, or otherwise attach or seize, any asset or property of Danka or any of its Affiliates that is subject to a Lien securing such indebtedness and that is material to Danka and its Affiliates, taken as a whole.

          "Trigger Payment" has the meaning specified in Section 8.2(a) hereof.

          "Trigger Payment Return" has the meaning specified in Section 8.2(a) hereof.

          "Trust Agreement" means the Danka Master Trust Agreement, dated as of December 22, 1997, among Danka Corporation Trust, Danka Business Systems Trust, Omnidex Corporation Trust and Danka Office Imaging Trust, GE Capital as Servicer, General Electric Information Technology Solutions, Inc. (f.k.a. General Electric Capital Technology Management Services Corporation), as Investor, and Bankers Trust Company, as Trustee.

          "United States Program - Direct Structure" has the meaning specified in Section 1.1(b) hereof.

          "United States Program - Trust Structure" has the meaning specified in
Section 1.1(b) hereof.

          "U.S. Direct Operating Agreement" means that certain U.S. Direct Operating Agreement between Danka Office Imaging Company and GE Capital, dated effective as of March 31, 2000 and all exhibits, annexes and schedules thereto, as any of the foregoing may be amended, modified or supplemented from time to time.

          "U.S. Programs" means the United States Program - Trust Structure and the United States Program - Direct Structure.

          "Vendor Risk" means the ability (financial or otherwise) of a distributor to or for whom GE Capital VFS proposes to provide equipment financing to satisfy such Persons' or its Affiliates' (i) obligations to GE Capital VFS (including, without limitation, any repurchase or indemnification obligations) relating to or arising out of GE Capital VFS' provision of such financing and (ii) service, maintenance or warranty obligations with respect to the related equipment.

          "Volume" means, with respect to any period of determination, the sum of the aggregate amount funded by GE Capital or any Program Affiliate during such period in connection with the Qualifying Programs minus the sum of (i) any such amounts funded by GE Capital or any Program Affiliate to the extent directly or indirectly applied to pay off, buy out or otherwise discharge in whole or in part any obligation to GE Capital or any of its Affiliates (including, without limitation, any Program Affiliate), which pay-off, buyout or discharge is associated with any equipment trade-ins, replacements or upgrades arising out of or in connection with the entering into of a Lease or an Exempt Lease to which any such funding amount relates plus (ii) the Reduction Value in respect of such period plus (iii) the aggregate funding amount provided during such period with respect to any Lease or Exempt Lease prepaid or repurchased by Danka or any of its Affiliates from GE Capital or any of its Program Affiliates; provided, however, that, (a) with respect to any period, in the event that any amount has been deducted pursuant to clause (i) hereof in connection with a particular transaction, such transaction shall be excluded for purposes of calculating the Reduction Value in respect of such period (b) Volume shall only include funding amounts in respect of Leases or Exempt Leases that are billed and collected in United States dollars from a Person at an address in the United States and (c) Volume shall not include any funding amounts in respect of Existing Leases (as "Existing Leases" is defined in the Trust Agreement).

          "Volume Shortfall" has the meaning specified in Section 8.2(c) hereof.